Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (the “Agreement”) is entered into as of December 15, 2009 (the “Effective Date”) by and between AMAG Pharmaceuticals, Inc., a Delaware corporation with offices at 100 Hayden Avenue, Lexington, MA 02421 (the “Company”), and Brian J.G. Pereira, MD of 54 Rowena Road, Newton, MA 02459 (“you”).

Whereas, the Company and you wish to amend and restate the Amended and Restated Employment Agreement dated as of July 31, 2007 by and between you and the Company (the “Amended Agreement”).

Now therefore, in consideration of the premises and mutual agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree to amend and restate the Amended Agreement as follows:

1.                                       Position; Duties.

a)                                      Position.  You shall serve as President and Chief Executive Officer of the Company.

b)                                     Duties.  You shall perform for the Company the duties customarily associated with the office of President and Chief Executive Officer and such other duties as may be assigned to you from time to time by the Company’s Board of Directors (the “Board”) that are consistent with the duties normally performed by those performing the role of the most senior executives of similar entities.  You shall devote substantially your full business time and best efforts to the performance of your duties hereunder and the business and affairs of the Company and will not undertake or engage in any other employment, occupation or business enterprise; provided, however, that you may participate as a member of the board of directors or advisory board of other entities and in professional organizations and civic and charitable organizations and you may continue your teaching activities; provided further, that any such positions are disclosed to the Board or the Audit Committee thereof and do not materially interfere with your duties and responsibilities as President and Chief Executive Officer.  You shall be based in the Company’s principal offices, which currently are in Lexington, Massachusetts.

2.                                       Term.  The term of this Agreement shall be for a three (3) year period commencing on the Effective Date unless terminated earlier pursuant to Section 4 below (the “Initial Term”).  The term of this Agreement shall automatically renew for additional three-year terms (each a “Renewal Term”) following the Initial Term and any Renewal Term unless either party provides written notice to the other party at least sixty (60) days before the end of the Initial Term or any Renewal Term, as applicable, that it does not desire to renew this Agreement, in which case this Agreement shall expire at the end of the Initial Term or any Renewal Term, as applicable.  The Initial Term and any Renewal Term are referred to herein collectively as the “Term.”

3.                                       Compensation and Benefits.  The Company shall pay you the following compensation and benefits for all services rendered by you under this Agreement:

a)                                      Base Salary.  The Company will pay you a base salary at the annualized rate of at least $530,000 beginning with the year commencing January 1, 2010 (“Base Salary”), minus withholdings as required by law and other deductions authorized by you, which amount shall be paid in equal installments at the Company’s regular payroll intervals, but not less often than monthly.  Your base salary may be increased annually by the Board or the Compensation Committee in their sole discretion.

b)                                     Bonus.  You will be eligible to receive an annual performance bonus (the “Annual Bonus”) of up to 75% of Base Salary for each fiscal year during the Term of this Agreement beginning with the fiscal year ending December 31, 2009 based on the extent to which, in the discretion of the Board in consultation with you, you achieve or exceed specific and measurable individual and Company performance objectives established by the Board in consultation with you and communicated to you in advance.  The exact amount of the bonus for any year during the Term shall be determined by the Board in its sole discretion and may be more than the target bonus in the event you achieve all of your personal and Company performance objectives or less than the target bonus if you do not achieve all of your personal and Company performance objectives.  The Company shall pay the Annual Bonus no later than two and a half months after the end of the fiscal year to which the applicable bonus relates.  Unless otherwise provided herein, no bonus shall be deemed to have been earned by you for any year in which you are not actively employed by the Company on the last day of the fiscal year to which the bonus relates.

c)                                      Equity Compensation.  You shall be eligible to receive stock options or other equity compensation under the Company’s equity incentive plans as determined by the Board from time to time.  As to options to purchase common stock, restricted stock units and other equity incentives granted to you prior to the date hereof, nothing in this Agreement shall alter, amend or affect the terms governing such incentives, including without limitation, acceleration of vesting in connection with any event or occurrence.

d)                                     Vacation.  You will receive four (4) weeks of paid vacation per calendar year which shall accrue ratably on a monthly basis.

e)                                      Benefits.  You will be eligible to participate in all group health, dental, 401(k), and other insurance and/or benefit plans that the Company may offer to similarly situated executives of the Company from time to time on the same terms as offered to such other executives.

f)                                        Business Expenses.  The Company will reimburse you for all reasonable and usual business expenses incurred by you in the performance of your duties hereunder in accordance with the Company’s expense reimbursement policy.

4.                                       Termination.  Your employment with the Company may be terminated prior to the expiration of the Term as follows:

a)                                      Death.  This Agreement shall terminate automatically upon your death.

b)                                     Disability.  The Company may terminate your employment in accordance with applicable laws in the event that you shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of the Company and you or your personal representative(s)) from substantially performing your duties and responsibilities hereunder for one or more periods totaling one hundred and twenty (120) days in any twelve (12) month period.

c)                                      By the Company for Cause.  The Company may terminate your employment for “Cause” upon written notice to you.  For purposes of this Agreement, “Cause” shall mean any of: (i) fraud, embezzlement or theft against the Company or any of its affiliates; (ii) you are convicted of, or plead guilty or no contest to, a felony; (iii) willful nonperformance by you (other than by reason of illness) of your material duties hereunder and failure to remedy such nonperformance within thirty (30) business days following written notice from the Board identifying the nonperformance and the actions required to cure it; or (iv) you commit an act of gross negligence, engage in willful misconduct or otherwise act with willful disregard for the Company’s best interests, and you fail to remedy such conduct within thirty (30) business days following written notice from the Board identifying the gross negligence, willful misconduct or willful disregard and the actions required to cure it (if such conduct can be cured).

d)                                     By the Company Other Than For Death, Disability or Cause.  The Company may terminate your employment other than for Cause, disability or death upon thirty (30) days prior written notice to you.

e)                                      By You For Good Reason or Any Reason.  You may terminate your employment at any time with or without Good Reason upon thirty (30) days prior written notice to the Company.  For purposes of this Agreement, “Good Reason” shall mean that any of the following occurs without your prior written consent: (i) a material adverse change in your title, position, duties or responsibilities; (ii) a material reduction by the Company in your Base Salary or your target Annual Bonus opportunity in the total annual amount that you are then eligible to receive, unless such reduction is in connection with a proportionate reduction of compensation applicable to all other executive officers; (iii) any relocation of your principal place of business to a location more than 50 miles from the Company’s current executive offices in Lexington, MA; or (iv) a material breach by the Company of any of the terms or provisions of this Agreement and failure to remedy such breach within thirty (30) days following written notice from you identifying the breach.

5.                                       Payment Upon Termination.  In the event that your employment with the Company terminates, you will be paid the following:

a)                                      Termination for Any Reason.  In the event that your employment terminates for any reason, the Company shall pay you for the following items that were earned and accrued but unpaid as of the date of your termination: (i) your Base Salary; (ii) a cash payment for all accrued, unused vacation calculated at your then Base Salary rate; (iii) reimbursement for any unpaid business expenses; and (iv) such other benefits and payments to which you may be entitled by law or pursuant to the benefit plans of the Company then in effect.  In addition, if your employment terminates due to your death, the Board shall determine the extent to which any of the individual performance objectives established by the Board pursuant to Section 3(b) above were met as of the time of your death.  If, based on that determination, the Board determines that a bonus is due, the Company shall pay your estate an amount equal to such bonus, pro-rated for the portion of the fiscal year elapsed as of the time of your death.

b)                                     Termination Without Cause or for Good Reason.  In addition to the payments provided for in Section 5(a), in the event that (i) the Company terminates your employment other than for death, disability or Cause pursuant to Section 4(d) or you terminate your employment for Good Reason pursuant to Section 4(e); (ii) you comply fully with all of your obligations under all agreements between the Company and you; and (iii) you execute, deliver to the Company, within 60 days of the termination of your employment, and do not revoke a general release (in a form acceptable to the Company) releasing and waiving any and all claims that you have or may have against the Company, its directors, officers, employees, agents, successors and assigns with respect to your employment (other than any obligation of the Company set forth herein which specifically survives the termination of your employment), then the Company will provide you with twenty four (24) months of severance pay based on your then current Base Salary. The foregoing severance shall be paid in equal installments over the severance period in accordance with the Company’s usual payroll schedule, commencing on the date that the release referred to above may no longer be revoked.  This Section 5(b) shall not apply during the one year period following a Change of Control (as defined below), in which case Section 5(c) shall apply.

c)                                      Change of Control. Upon a Change of Control, subject to the terms of any other agreements that exist between you and the Company, fifty percent (50%) of the unvested portion of any options to purchase common stock, restricted stock units and other equity incentives then held by you shall become immediately vested and the remaining unvested amount shall continue to vest after the closing of the Change of Control on the same vesting schedule but at 50% of the number of shares that were to vest on each vesting date prior to the Change of Control.  Further, in the event that (i) within one year from the date a Change of Control (as defined below) of the Company occurs, the Company (for purposes of this section, such term to include its successor) terminates your employment other than for Cause pursuant to Section 4(c), death or disability or you terminate your employment with Good Reason; (ii) you comply fully with all of your obligations under all agreements between the Company and you; and (iii) within 60 days of termination of your employment you execute and deliver to the Company and do not revoke a general release (in a form acceptable to the Company) releasing and waiving any and all claims that you have or may have against the Company and its directors, officers, employees, agents, successors and assigns with respect to your employment (other than any obligation of the Company set forth herein which specifically survives the termination of your employment), then:

•                  the Company will pay you twenty-four (24) months of severance pay based on your then current Base Salary, with such severance to be paid in equal installments over the severance period in accordance with the Company’s usual payroll schedule, commencing on the date that the release referred to above may no longer be revoked;

•                  the Company will pay you, promptly after the revocation period of the release set forth above expires, in a lump sum, two times the average annual bonus paid to you over the preceding three years, provided that in no event will a year prior to the year ended December 31, 2007 be used in this calculation;

•                  the Company will pay or reimburse you for the premiums for continued coverage for you and your eligible dependents in the same amounts and for the same coverage in effect immediately prior to your termination from employment, under the Company’s group health and dental plans until the earlier of: (i) twenty four (24) months from the date of termination of your employment; or (ii) the date you are provided with health and dental coverage by another employer’s health and dental plan (and, for purposes of clarity, if the Company is unable to extend coverage to you under its group health and dental plans due to your termination from active employment status, then, to receive this benefit, you must elect continuation coverage under COBRA and/or purchase an individual insurance policy, and the Company shall have no obligation to pay or reimburse insurance premiums or otherwise provide coverage if you fail to elect COBRA or obtain an individual policy); and

•                  all unvested outstanding stock options, restricted stock units and other equity incentives that were granted to you before the Change of Control occurred shall immediately without further action become vested in full.

For purposes of this Agreement, “Change of Control” shall mean the first to occur of any of the following: (a) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of a majority of the combined voting power of the then outstanding voting securities with respect to the election of the Board of Directors of the Company; (b) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; (c) any sale of all or substantially all of the assets of the Company; or (d) any other acquisition by a third party of all or substantially all of the business or assets of the Company, as determined by the Board of Directors, in its sole discretion.  The payments, benefits and acceleration of vesting of stock options, restricted stock units and other equity incentives provided in this Section 5(c) shall override and replace with respect to you any Company wide policy with respect to payments, benefits and/or acceleration of vesting upon a Change of Control.  After the one year period following a Change of Control, this Section 5(c) shall no longer apply, and Section 5(b) shall continue to apply.  In the event that upon a Change of Control, the Company or the successor to or acquiror of the Company’s business (whether by sale of outstanding stock, merger, sale of substantially all the assets or otherwise) elects not to assume all the then unvested outstanding stock options, restricted stock units and other equity incentives that were granted to you before the Change of Control occurred, such securities shall immediately without further action become vested in full effective no later than the effective date of the Change of Control and you shall receive the value of such stock options, restricted stock units and other equity incentives as provided in the applicable acquisition agreement (or if no such provision is made, in the applicable equity incentive plan).

d)                                     Death/Disability.  In addition to the payments provided for in Section 5(a), in the event of your death or the termination of your employment due to your disability in accordance with Section 4(b) above, all unvested outstanding stock options, restricted stock units and other equity incentives that were held by you at the time of your death or termination of employment due to disability shall immediately become fully vested and exercisable by you or your personal representatives, heirs or legatees, as the case may be, at any time prior to the expiration of one (1) year from the date of your death or disability, but in no event after the expiration of the term of the applicable equity award agreement.

6.                                       Nonsolicitation Covenant.  In exchange for the consideration provided by this Agreement, you shall not, for a period of one year following the termination of your employment with the Company for any reason, directly or indirectly, whether through your own efforts, or in any way assisting or employing the assistance of any other person or entity (including, without limitation, any consultant or any person employed by or associated with any entity with which you are employed or associated), recruit, solicit or induce (or in any way assist another in recruiting, soliciting or inducing) any employee or consultant of the Company to terminate his or her employment or other relationship with the Company.

7.                                       Assignment.  This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties.  Neither this Agreement nor any rights or benefits hereunder may be assigned by you, except that, upon your death, your earned and unpaid economic benefits will be paid to your heirs or beneficiaries.

8.                                       Interpretation and Severability.  It is the express intent of the parties that (a) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the fullest extent compatible with applicable law; and (b) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

9.                                       Notices.  Any notice that you or the Company are required to give the other under this Agreement shall be given by personal delivery, recognized overnight courier service, or registered or certified mail, return receipt requested, addressed in your case to you at your last address of record with the Company, or at such other place as you may from time to time designate in writing, and, in the case of the Company, to the Company at its principal office, or at such other office as the Company may from time to time designate in writing.  The date of actual delivery of any notice under this Section 9 shall be deemed to be the date of receipt thereof.

10.                                 Waiver.  No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder.  No waiver hereunder shall be effective unless it is in writing and signed by the waiving party.

11.                                 Complete Agreement; Modification.  This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any previous oral or written communications, negotiations, representations, understandings, or agreements between them.  Any modification of this Agreement shall be effective only if set forth in a written document signed by you and a duly authorized officer of the Company.

12.                                 Headings.  The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part, or affect the meaning, of this Agreement.

13.                                 Counterparts.  This Agreement may be signed in two (2) counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

14.                                 Choice of Law; Jurisdiction.  This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the laws of Massachusetts, without regard to conflict of law principles.  You hereby consent and submit without limitation to the jurisdiction of courts in Massachusetts in connection with any action arising out of this Agreement, and waive any right to object to any such forum as inconvenient or to object to venue in Massachusetts.  You agree that, in any action arising out of this Agreement, you will accept service of process by registered mail or the equivalent directed to your last known address or by such other means permitted by such court.

15.                                 Advice of Counsel; No Representations.  You acknowledge that you have been advised to review this Agreement with your own legal counsel, that prior to entering into this Agreement, you have had the opportunity to review this Agreement with your attorney, and that the Company has not made any representations, warranties, promises or inducements to you concerning the terms, enforceability or implications of this Agreement other than as are contained in this Agreement.

16.                                 I.R.C. § 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, the “Section 409A”) shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (the “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A.

It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9).

If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and you are, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after your  Separation From Service, or (b) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”).  On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to you a lump sum amount equal to the sum of the payments and benefits that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

17.                                 Survival.  Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the Term, termination of your employment, or otherwise, for such period as may be appropriate under the circumstances. Such provisions include, without limitation, Sections 5 and 6 of this Agreement.

18.                                 Excise Tax-Related Provisions.  In the event you become entitled to any amounts or benefits payable in connection with a Change of Control, including the value of accelerated vesting of equity (and whether or not such amounts are payable pursuant to this Agreement) (the “Change of Control Payments”), if any of such Change of Control Payments are subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay you at the time specified in clause (c) below an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Change of Control Payments and any federal, state and local income tax and Excise Tax upon the Gross Up Payment provided for by this Section 18, shall be equal to the Change of Control Payments; provided, however that in the event the aggregate value of the Change of Control Payments exceeds three times your “base amount,” as defined in Section 280G(b)(3) of the Code (the “Parachute Threshold”), by an amount equal to less than fifteen percent (15%) of the Parachute Threshold, the Change of Control Payments shall be reduced to an aggregate amount that is two hundred ninety-nine percent (299%) of  your “base amount” and the Company shall have no obligation to make a Gross-Up Payment.  The Company shall reduce or eliminate the Change of Control Payments by first reducing or eliminating cash payments, and then by reducing or eliminating the portion of such Change of Control Payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Change of Control.  This provision shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.  For the avoidance of doubt, (a) in no event shall the Company be required to pay to you any amount under this Section 18 with respect to any taxes or interest that may arise as a result of Section 409A of the Code and (b) no part of the Gross Up Payment is intended to provide a gross up for your regular income or employment taxes with respect to the Change of Control Payments that are unrelated to the Excise Tax.

In addition, the following operational rules and limits shall apply to this Section 18.

a)                                      All determinations under this Section 18 shall be made at the expense of the Company by a nationally recognized tax counsel, public accounting firm or compensation consultant selected by the Company and subject to your approval, which approval shall not be unreasonably withheld.  Such determinations shall be binding upon you and the Company.

b)                                     For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at your marginal rate of taxation in the state and locality of your residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

c)                                      The payments provided for in this Section 18 shall be made to you at least 30 days prior to such time as you are required to remit the taxes described above to the applicable taxing authorities; provided, however, that if the amount of such payments cannot be finally determined on or before the date due, the Company shall pay you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the sixtieth day after the date of your termination of employment.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, you shall repay such excess to the Company within fifteen (15) days after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

d)                                     In no event will the Gross Up Payment paid under this Section 18 exceed $3 million even if the effect of such limit is that the net amount retained by you, after deduction of any Excise Tax on the Change of Control Payments and any federal, state and local income tax and Excise Tax upon the Gross Up Payment provided for by this Section 18, shall be less than the Change of Control Payments.

e)                                      This Section 18 shall be of no further force or effect as of the earlier of (1) the expiration or termination of this Agreement and (2) the third anniversary of this Agreement.

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IN WITNESS WHEREOF, the Company and you have executed this Agreement as of the day and year first set forth above.

AMAG Pharmaceuticals, Inc.

By:
Name:	Michael Narachi
Title:	Chairman

Brian J.G. Pereira, MD